                              EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (the "Employment Agreement"), is made and entered into this 19th day of April, 1996, by and between TRISTAR CORPORATION, a Texas corporation ("Employer"), and Joseph DeKama ("Employee"), a resident of the State of New York.

                              W I T N E S S E T H:

    WHEREAS, Employer desires to employ Employee as its Senior Vice President - Director of Sales for the United States and Canada for a term of employment as herein provided and Employee desires to become an employee of Employer as herein provided; and

    WHEREAS, the parties desire to establish by contract the terms and conditions of the employment of Employee by Employer;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

         1. TERM OF EMPLOYMENT. The term of this Employment Agreement shall commence on April 1, 1996 and terminate on August 31, 1998. The Company's fiscal year ends on August 31 of each year (the "Fiscal Year"). Following August 31, 1998, so long as Employee is not in default of any of Employee's obligations hereunder, this Employment Agreement shall automatically be renewed at the end of each subsequent Fiscal Year for an additional Fiscal Year if Employer has attained at least 50% of the annual revenue targets for such Fiscal Year as set forth on Exhibit C attached hereto.

         2. TITLE AND DUTIES OF EMPLOYEE AND ESTABLISHMENT OF SALES AND MARKETING OFFICE. Employee shall serve as Senior Vice President - Director of Sales of Employer for the United States and Canada. Employee agrees to his employment by Employer and to devote his entire time, skill, labor, and attention exclusively to the business of Employer throughout the period of his employment. A schedule of business activities that Employee may engage in which shall not be a violation of Employee's commitment to devote his entire time and energy to is attached hereto as Exhibit A and incorporated herein by reference (the "Permitted Activities"). Employer shall have the right at any time to change or modify the work or duties to be performed by Employee, provided that such work or duties as so changed or modified shall include the general powers and duties usually invested in the office of Senior Vice President - Director of Sales of a corporation. Employer shall have the exclusive power and authority to determine the matters to be assigned to Employee and the specific duties to be performed by him. During the Term, Employer will establish a Sales and Marketing Office in New York located at 250 West 57th Street, New York, New York or such other address designated in writing by Employer from time to time. The office will be staffed and include the salary and benefits of up to 2 employees, rent, and operating expenses such as telephone and supplies. The maximum annual cost for such sales office shall be $100,000. A schedule of the costs of such sales and marketing office will be prepared by Employee and submitted to the Employer for approval.

         3. SALARY. For all services rendered by him during the Term, Employee shall be paid an annual salary of Three Hundred Sixty Thousand Dollars ($360,000) ("Salary"), payable monthly, minus standard deductions for all applicable state and federal taxes and other reasonable bona fide deductions. If the Term of this Employment Agreement is extended beyond Fiscal 1998 as provided in Section 1 above, there will be a review of the salary and compensation provisions for any such extension and any adjustments shall be set forth in the written extension agreement referred to herein.

         4. ADDITIONAL BENEFITS. During the Term, Employee shall be entitled to the following other benefits, in addition to his Salary or as otherwise described in this Employment Agreement:

             A. REIMBURSEMENT FOR TRAVEL, ENTERTAINMENT AND OTHER EXPENSES. During the Term, Employer shall reimburse Employee up to $100,000 per year (beginning the date hereof) for any reasonable travel, entertainment or other necessary expenses incurred in the performance of his duties under this Employment Agreement, consistent with the policies of Employer at the time of such reimbursement with respect to such expenses, as such policy may be modified from time to time. On an annual basis (beginning the date hereof), Employee shall prepare a maximum annual budget for such expenses (which budget shall not exceed $100,000) or such other amount as agreed to by the parties from time to time, and an executive officer of Employer must approve such budget before any such expenses are reimbursed.

             B. ALL BENEFIT PLANS.. During the Term, Employee shall be eligible to participate in all benefit plans generally available to Employer's officers,

             C. BONUS. During the Term, Employee shall be eligible for annual incentive compensation of up to $60,000 in accordance with the terms and conditions as set forth in Exhibit B attached hereto and incorporated herein by reference.

             D. STOCK OPTIONS. Employer will be eligible to receive stock options to acquire up to 250,000 shares of Employer's common stock in accordance with the terms and conditions set forth in Exhibit C attached hereto and incorporated herein by reference.

         5.  RESIGNATION.

             A. WITHOUT GOOD REASON. If for any reason Employee voluntarily resigns his employment prior to the expiration of the Term other than for Good Reason (as defined in Section 5.B. below), Employee shall forfeit any right to receive any further payments or benefits, including the Lump Sum Payment (as defined in Section 6), pursuant to this Employment Agreement and Employer shall be released and discharged from any liability, obligation or duty arising in connection with this Employment Agreement or in connection with his employment. Nevertheless, Employee shall continue to be bound and obligated by any provision of this Employment Agreement which is intended by its terms to survive and continue beyond the resignation of Employee, including, but not limited to, the provisions of Section 9.

             B. WITH GOOD REASON. If Employee voluntarily resigns his employment with Employer for Good Reason, then provided that Employee strictly complies with the terms of the Employment Agreement, Employer shall be obligated to pay Employee the Lump Sum Payment (as defined
         below).   For purposes of this Section 5.B., "Good Reason" shall mean
         (a) a reduction, without Employee's consent, of Employee's Salary, (b) the assignment to Employee of duties inconsistent with those duties typically performed by the office of vice president of a corporation, without Employee's consent, or (c) the Employer's material breach of any other material provision in this Employment Agreement; provided, however, that in the event the Employee intends to resign for Good Reason, the Employee must give the Employer 30 days' prior written notice of his intent to do so, setting forth the conditions he reasonably believes constitute "Good Reason" hereunder; and provided, further, that the Employer shall have 30 days, or such longer period of time as mutually agreed upon, to cure the condition to Employee's reasonable satisfaction. In the event Employee resigns prior to the expiration of Employer's period to cure, such termination shall not constitute a resignation for Good Reason. In addition, upon any such resignation for Good Reason by Employee hereunder, Employee shall continue to be bound and obligated by any provision of this Employment Agreement which is intended by its terms to survive and continue beyond the resignation of Employee, including, but not limited to, the provisions of Section 9.

         6. TERMINATION IN DISCRETION OF EMPLOYER. If the employment of Employee by Employer is terminated by Employer in its discretion prior to the end of the Term, other than a termination pursuant to Section 7 of this Employment Agreement, then during the remainder of the Term, and provided that Employee strictly complies with the terms of this Employment Agreement, Employer shall be obligated to pay Employee the greater of (i) the balance of Employee's salary under this Employment Agreement until August 31, 1998 (for a termination prior to August 31, 1998) or the balance of Employee's salary for the Employer's Fiscal Year during the year of termination (for a termination after August 31, 1998) or (ii) three months salary (the "Lump Sum Payment"). Upon such termination, this Employment Agreement shall be terminated and Employee shall be released from all obligations to Employee with respect to this Employment Agreement, including but not limited to compensation, except for the Lump Sum Payment and obligations accrued prior to such date of termination. Nevertheless, Employee shall continue to be bound and obligated by any provision of this Employment Agreement which is intended by its terms to survive and continue beyond the resignation of Employee, including, but not limited to, the provisions of Section 9. This right of Employer to terminate Employee in Employer's discretion prior to the end of the Term is an independent and absolute right, and may be applied and enforced separately by Employer at its election and in its sole discretion, notwithstanding any other provision contained in this Employment Agreement to the contrary.

         7. TERMINATION EARLIER THAN BY EXPIRATION OF TERM. Although the parties expressly intend that this Employment Agreement shall continue during the Term until its expiration unless sooner terminated pursuant to the provisions of Section 5 or Section 6 above, the parties mutually agree that this Employment Agreement, and its provisions (except for any provision intended by its terms to survive and continue, including, but not limited to, the provisions of Section 9), in addition shall be terminated in advance of the expiration of the Term upon the occurrence of any one of the following events:

             A.  DEATH.  The death of Employee;

             B. DISABILITY. The physical or mental disability of Employee that prevents him from performing effectively the duties of his employment for a time period greater than six (6) consecutive months. For purposes of this Section 7.B., the determination of whether Employee has been physically or mentally disabled for more than six
         (6) consecutive months shall be made in the majority, written opinion of a three-person panel of licensed medical doctors, said panel to be made up of one licensed medical doctor appointed by Employee (or his legal representative, which representative may be his closest living relation if no legal representative exists), one licensed medical doctor appointed by Employer and a third licensed medical doctor selected by the other two panel members; or

             C. TERMINATION FOR CAUSE. Employer also reserves the right at its election to terminate the employment of Employee, and thereby effect a termination of this Employment Agreement, if it determines that Employee, at any time, (i) has engaged in misconduct, including an act of dishonesty or moral turpitude, or (ii) has violated in any material respect any material covenant, term or condition contained in this Employment Agreement or any applicable material policy or policies of Employer, or (iii) has been negligent in his attention to the business of Employer or has intentionally failed to perform a reasonably requested directive or assignment from the President or the Board of Directors of Employer. Upon the occurrence of any event described in clause (i) of this Section 7.C., regardless of whether such event is also described in clause (ii) of this Section 7.C., notice of termination for cause of the employment of Employee may be given in writing by Employer to Employee and such termination shall be effective immediately upon the delivery of such notice. Upon the occurrence of any event described in clause
         (ii) or (iii) of this Section 7.C. Notice of termination for cause of the employment of Employee setting forth the grounds for such termination shall be given to Employee by Employer in writing and such termination shall be effective thirty (30) days thereafter if a cure for such event has not been effected. The giving of such notice shall also effect a termination of this Employment Agreement except as to any provision of this Employment Agreement which is intended by its terms to survive and continue, including, but not limited to, the provisions of Section 9.

    Upon the occurrence of any of the events described above in Section 7. A. -
7. C., Employer shall be released and discharged from any liability, obligation or duty arising in connection with this Employment Agreement or in connection with Employee's employment, including payment of the Lump Sum Payment, provided that upon the occurrence of any event described in Section 7.B., Employee shall be entitled to the benefits of any disability policy of Employer covering such event to the extent provided in such policy.

         8. BEST EFFORTS OF EMPLOYEE. Employee agrees he will at all times faithfully, industriously, and to the best of his ability, experience, and talent, perform to the reasonable satisfaction of Employer all of the duties that may be required of and from him pursuant to the express and implicit terms of this Employment Agreement. During the Term, Employee will not directly or indirectly, on his own behalf or as a partner, officer, consultant, principal, agent, stockholder (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation) or in any other capacity, invest or engage in, or devote any material endeavor or effort to any other business than the Permitted Activities.

         9. RECORDS; CONFIDENTIAL INFORMATION; NON-COMPETITION AGREEMENT; TANGIBLE PROPERTIES.

             A. OWNERSHIP. All business records, data and information ("Records") are and shall remain the exclusive property of Employer. Employee shall not under any circumstances whatsoever permanently remove any Records from the premises of Employer without prior written consent of Employer.

             B. RETURN OF RECORDS. Upon request, Employee shall immediately return to Employer all Records and copies thereof in Employee's possession.

             C. CONFIDENTIAL AND PROPRIETARY INFORMATION. To the extent not otherwise provided for in this Employment Agreement, Employee agrees to maintain the confidentiality of all confidential and proprietary information relating to the business or internal operation of Employer both during and after his employment by Employer, provided that if Employee becomes legally compelled to disclose any of such information, Employee will promptly notify Employer so that Employer may seek a protective order or other appropriate remedy and/or waive compliance under this Section 9. C. If such protective order or other remedy is not obtained, or if Employer waives compliance with the provisions of this Section 9.C., Employee will furnish only that portion of such information that is legally required. Employee understands and agrees that this Section 9 is a material part of this Employment Agreement, his acceptance of which is an inducement to Employer to enter into this Employment Agreement.

             D. NON-COMPETITION AGREEMENT. Employee covenants and agrees that for the period beginning the date of Employee's termination of his employment with

         Employer and ending on the second (2nd) anniversary of said date (the "Restricted Period"), Employee will not, directly or indirectly, on his own behalf or as a partner, officer, consultant, principal, agent, stockholder (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation) or in any other capacity, invest or engage in, or devote any endeavor or effort to the alternative designer fragrances segment of the perfume or toiletries business (the "Business"), including without limitation the companies set forth on Exhibit D attached hereto, in the United States or Canada or in other jurisdictions in which Employer may operate (the "Territory").

             E. NON-SOLICITATION AGREEMENT. During the Restricted Period, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally solicit, endeavor to entice away from Employer or any entity controlled by or under common control with Employer, or otherwise interfere in a material fashion with the relationship with, any person who is employed by or otherwise engaged to perform services for Employer or any person or entity who is as of the Termination Date, or within the then most recent 12-month period, a customer or client of Employer.

             F. REFORMATION. Each of the parties hereto recognizes that the time limitations and territorial restrictions contained in this
         Section 9 are properly required for the adequate protection of the Business and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Territory, such covenant or provisions shall not be affected with respect to any other part of the Territory, and each of the parties hereto agrees and submits to the reduction of said time limitations and territorial restriction to such an area as said court shall deem reasonable.

             G. DOCUMENTS, WRITTEN MATERIALS AND TANGIBLE PROPERTIES. To the extent not otherwise provided for in this Employment Agreement, Employee agrees that all documents, written materials and other tangible property, including copies thereof, relating in any way to the business of Employer, shall be and remain the exclusive property of Employer and shall be returned to Employer by Employee immediately upon termination of his employment by Employer or at the request of Employer.

             H. INJUNCTIVE RELIEF. Employee hereby acknowledges and agrees that Employer could not be fully compensated for damages resulting from a continuing and material breach of any of the provisions of this
         Section 9 and, accordingly, that Employer shall be entitled to temporary or permanent injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce any such provision. This right of Employer with respect to the obtaining of injunctive relief shall not, however, diminish any right of Employer to claim and recover monetary damages or to obtain any other remedy.

             I. SURVIVAL. The provisions of this Section 9 shall continue in effect notwithstanding the termination of, or resignation from, the employment of Employee by Employer.

         10. WAIVER OF BREACH. A waiver by Employer of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee of the same or any other provision of this Employment Agreement.

         11. NOTICES. Any notice required to be given under this Employment Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, or hand delivered, to the other party at the address shown below

                      FOR Employer:    Tristar Corporation
                                       12500 San Pedro, Suite 500
                                       San Antonio, Texas 78216
                                       Attn:  President

                      WITH a copy to:  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                       300 Convent, Suite 1500
                                       San Antonio, Texas 78205
                                       Attn: Cecil Schenker, P.C.

                      FOR Employee:    Joseph DeKama
                                       250 West 57th Street
                                       New York, New York

Either party may change its or his address for notices under this section by giving notice of the change to the other pursuant to this section.

         12. GOVERNING LAW; FORUM. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws rules thereof and is made and entered into in San Antonio, Bexar County, Texas. Each of the parties hereto agree that any lawsuit or claim relating to this Employment Agreement shall be brought in the State District Court for Bexar County, Texas or in the United States Federal District Court for the Western District of Texas, San Antonio Division

         13. ENTIRE AGREEMENT. This Employment Agreement contains the entire agreement between the parties. This Employment Agreement shall not be amended except by a written agreement signed by both parties. The execution of this Employment Agreement shall terminate in full that certain Independent Sales Representative Agreement by and among Employer, Employee and Ascending Sales, Inc. executed in October, 1995 and upon the termination thereof, such Independent Sales Representative Agreement shall be of no force and effect.

         14. SEVERABILITY. If any of the provisions of this Employment Agreement are determined to be invalid or unenforceable in part, the remaining provisions, and the enforceable portions of any partially unenforceable provisions, shall nevertheless be binding and enforceable.

         15. BINDING EFFECT; EFFECTIVE DATE. Subject to Section 16 below, this Employment Agreement shall inure to the benefit of and shall be binding upon Employer and its successors and assigns, and upon Employee and his heirs, legatees, executors, administrators, successors and beneficiaries. This Employment Agreement shall be effective as of the date first above written.

         16. ASSIGNMENT. This Employment Agreement shall not be assignable by Employee without the prior written consent of Employer.

         17. CAPTIONS. Captions of Sections are inserted only as a matter of convenience and reference and in no way define, limit or describe the substance or scope of this Employment Agreement or the intent of any of its provisions.

         18. RULES OF CONSTRUCTION. This Employment Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. All references in this Employment Agreement to "parties" refer to parties in this Employment Agreement unless expressly indicated otherwise. References in this

Employment Agreement to sections are to sections of this Employment Agreement unless expressly indicated otherwise. References in this Employment Agreement to "provisions" of this Employment Agreement refer to the terms, conditions and promises contained in this Employment Agreement. At each place in this Employment Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb "including" mean "including without limitation." The word "or" is inclusive and includes "and ."

                            (SIGNATURE PAGE FOLLOWS)

    IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written,

                                        TRISTAR CORPORATION



                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------



                                        ----------------------------------------
                                        JOSEPH DEKAMA

                                   EXHIBIT A

                              PERMITTED ACTIVITIES


    Employee's wife currently participates in the wholesale distribution of brand name fragrances. Such activities shall constitute a Permitted Activity hereunder unless such activities materially increase during the Term from the level of activity for the year prior to the date hereof. On a quarterly basis, Employee shall provide Employer with a report of such activities and in the event Employer determines that such activities have materially increased, such activity shall be a "Permitted Activity" hereunder only to the extent that Employer determines that such increase was not the result, directly or indirectly, of Employee's employment with Employer or from knowledge gained, directly or indirectly, from Employee's employment with Employer

                                   EXHIBIT C

                      TERMS AND CONDITIONS OF STOCK OPTION

 1.       Aggregate number of Option Shares     Up to 250,000 in one to six separate option grants

 2.       Type                                  Nonqualified, not under any existing company plan

 3.       Exercise Price                        Fair market value on the date of grant

 4.       Expiration Date                       Seven years from the date of grant

 5.       Death, Disability, Retirement,        Options, to the extent exercisable upon occurrence of event, shall
          Resignation or Other Termi nation     remain exercisable for three months
          Without Cause

 6.       Termination With Cause                Options, to the extent exercisable upon termination shall be forfeited

 7.       Grant of Options                      Effective upon the date  hereof, options  for 50,000  shares shall  be granted.  If certain annual  revenue targets are attained  by Employer in the four consecutive  years beginning with  fiscal year 1997,  then
                                                Employee shall be granted additional options  to acquire 50,000 shares
                                                for each fiscal year in which  such targets are met.   Notwithstanding
                                                the preceding, if in any such fiscal year Employer attains only 50% to
                                                99%  of an annual revenue target, then the number of options for which
                                                Employee shall  be eligible to receive in such fiscal year shall equal the percentage of the annual revenue target attained times 50,000 (for example, if 50% of an annual revenue target is attained, the number of options which  shall  be granted  at that  fiscal  year end  shall  be
                                                25,000), and if Employer  attains less than 50%  of an annual  revenue target,  then the  number of  options which  shall be granted  at that fiscal year end shall be 0. All options not granted to Employee in any fiscal year due to Employer  obtaining less than 100% but at least 50%
                                                of the annual revenue target for such fiscal year shall be accumulated in  a pool (up to 50,000  shares) out of which  Employee shall receive options  for up  to 50,000  shares  in fiscal  year  2001 in  the same percentage manner as set forth  above based upon achieving  the annual
                                                revenue  targets for  fiscal year  2001.   Each option,  when granted,
                                                shall be immediately exercisable ir full on the date of grant.

 8.       Revenue Targets                       Fiscal Year 1997 - $20,000,000
                                                Fiscal Year 1999 - $45,000,000
                                                Fiscal Year 1998 - $39,000,000
                                                Fiscal Year 2000 - $52,000,000
                                                Fiscal Year 2001 - $60,000,000

                                   EXHIBIT D

                              LIST OF COMPETITORS


United States                    Canada             Venezuela
- -------------                    ------             ---------
Jean Philippe                    Cartland           Glamour, C. A. (Jean Nacris)
Delagar                          Claude G
Parfums DeCoeur
Fragrance Impressions
Lady in Red
Quintessence
L'Illusions
Tsumura Int'i
Yaz
From France to You
Paris Design
Q Perfumes
Deborah
Artmatic
Pavion
Wet n Wild